EXECUTIVE TRANSITION AGREEMENT

THIS EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) by and between BM Technologies, Inc., a Delaware corporation (the “Company”), and Rajinder Singh (the “Executive”) is made as of August 30, 2023.

WHEREAS, the Executive is employed by the Company and served the Co-Chief Executive Officer of the Company (“Co-CEO”);

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of March 24, 2023 (the “Employment Agreement”);

WHEREAS, on August 30, 2023, the Executive issued his written voluntarily resignation from the position of Co-CEO with an effective date of August 29, 2023 of his own free will and choosing (“Voluntary Resignation Date”);

WHEREAS, the Company accepts the Executive’s resignation pursuant to Section 5.3 of the Executive’s Employment Agreement;

WHEREAS, the Executive’s employment with the Company is now at-will and, except as otherwise incorporated herein, the Executive’s Employment Agreement dated March 24, 2023 is hereby revoked and no longer in effect, except as otherwise incorporated by reference herein;

WHEREAS, the Executive’s employment is scheduled to end effective December 31,
2023;

WHEREAS, the Company and the Executive desire to provide for an orderly transition to the Executive’s successor to Co-CEO by providing an incentive for the Executive to remain with the Company through the Transition Period (as defined below), and to obtain certain assurances and cooperation of the Executive post-employment; and

WHEREAS, in connection with the foregoing, the Company and the Executive wish to set forth the terms of such transition in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.Employment.
1.1Except as hereinafter otherwise provided, the Company shall continue to employ the Executive of the Company in a transitional and at-will capacity through December 31, 2023, at which date his employment will end unless it is sooner terminated as provided herein (such date when employment ends shall be referred to as the “Separation Date”). Executive agrees that, during the period commencing with the signing of this Agreement and ending on the

1

Separation Date, or such sooner date as Luvleen Sidhu, Co-CEO otherwise elects by written notice to Executive (the “Transition Period”), Executive will use his best efforts to fulfill his duties and responsibilities as reasonably assigned to him by Ms. Sidhu.
1.2The Executive shall work under the direction of and on such matters as may be reasonably assigned to him by Ms. Sidhu throughout the Transition Period. Such duties may include, but shall not be limited to, the advancement of the business and interests of the Company, providing for an orderly transition of the role and responsibilities as Co-CEO of the Company to a successor, consulting with Ms. Sidhu on matters related to the Company, and undertaking such other assignments from Ms. Sidhu, and/or the Board of Directors of the Company.
1.3The Executive agrees that, during his employment, he shall, to the best of his ability, perform his duties and responsibilities, and shall not engage in any business, profession or occupation which would directly conflict with the rendering of the agreed upon services without the prior approval of Ms. Sidhu. During the Transition Period, the Executive agrees to continue to observe and comply with all applicable Company rules and policies as adopted from time to time by the Company
1.4The Executive hereby acknowledges and agrees that, as of the Voluntary Resignation Date, he is no longer an officer of the Company, will not serve as an officer of the Company during the Transition Period, and shall not represent himself as such during the Transition Period. Additionally, the Executive hereby acknowledges and agrees that he shall not represent himself after the Separation Date as being an employee, officer, director, agent, or representative of the Company or any of its subsidiaries for any purpose.

2.Compensation and Benefits. In consideration for and subject to (i) the Executive’s timely execution and non-revocation of this Agreement, including the general release and waiver of claims set forth herein, and (ii) the Executive’s (or the Executive’s estate) timely execution and non-revocation of a second general release of claims upon his Separation Date, during the Transition Period, and for the covenants and obligations of the Executive contained herein, the Executive shall continue to receive his salary, paid in accordance with the Company’s standard payroll practices at a gross amount of twelve thousand, five hundred dollars and zero cents ($12,500.00) per pay period, less taxes and withholdings, and he shall continue to receive standard employee benefits pursuant to the Company’s employee policies so long as he remains employed during the Transition Period.

Notwithstanding anything herein to the contrary, in the event the Company terminates the employment of Executive prior to December 31, 2023 Executive shall be entitled to a continuation of the salary and benefits described in this Section 2, payable consistent with the Company’s standard payroll practices, through December 31, 2023.

In the event the Executive’s employment is terminated by the Executive for any reason, including the Executive’s death or disability, prior to December 31, 2023, the Executive shall not be entitled to any further payments or benefits from the Company, including, without limitation, any future payments of the compensation and benefits set forth in this Section 2.

2

The Executive hereby acknowledges and agrees that, other than the compensation and benefits set forth in this Section 2, he is not entitled to any other compensation or benefits from the Company.
3.Executive’s Obligations.
3.1Return of Company Documents and Property. Upon the Separation Date, Executive will immediately return and surrender to the Company all documents, including originals and copies, and/or property belonging to the Company, created, purchased or obtained by Executive as a result of or in the course of Executive. Executive acknowledges and agrees that all such materials are, and will always remain, the exclusive property of the Company.
3.2Continuation of Employment Agreement Post-Employment Obligations. Notwithstanding any provision to the contrary in this Agreement, the Executive acknowledges and agrees that he shall continue to comply with the post-employment obligations as set forth in the Employment Agreement Sections 6, 7, 8, and 9 of the Employment Agreement and that the Company is entitled to enforce the remedies as set forth in Section 10 of the Employment Agreement should Executive breach his post-employment obligations, the terms of which are incorporated by reference herein. Executive agrees that, to the extent he is compelled by a court of competent jurisdiction or otherwise required by law to disclose Confidential Information, Executive will immediately, but no later than five (5) days upon learning of his requirement, contact Louis Adimando, General Counsel, at ladimando@bmtx.com, and advise him of such requirement.

4.Release and Discharge of Claims.

(a)In consideration for the promises and covenants contained herein, including, but not limited to, in Section 2 of this Agreement, Executive irrevocably and unconditionally releases and discharges the Company, along with the Company’s parents, subsidiaries, divisions, affiliated corporations, partnerships or other affiliated entities, past and present, as well as each of their employees, officers, directors, agents, representatives, insurers, attorneys, successors, and assigns (collectively “Released Parties”), for any and all known and unknown claims of any kind, relating to anything that has happened up to the Effective Date of this Agreement and including any claims that may arise during the Transition Period. Without limiting the scope of the foregoing provision in any way, Executive specifically releases all claims relating to or arising out of any aspect of his employment with the Company or his separation therefrom including, but not limited to, all releasable claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 and the laws amended thereby, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, Section 1981 of the Civil Right Act of 1866, as amended (42 U.S.C. §1981); any claims arising under Pennsylvania law, including, but not limited to, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; the Pennsylvania Medical Marijuana Act; and all other state, federal and local laws and regulations; and any state, civil, or statutory laws, including any and all human rights laws and laws against discrimination, and other federal, state, or local fair employment statute, code, or ordinance, common law,

3

including, but not limited to, claims for breach of contract, intentional or negligent infliction of emotional distress, negligence, wrongful or retaliatory discharge, public policy violations, interference with contract, pain and suffering, compensatory or punitive damages, service letters, costs, interest, attorneys’ fees and expenses, reinstatement, or reemployment.

(b)Likewise, Company agrees to release and discharge the Executive for any and all known and unknown claims of any kind, relating to anything that has happened up to the Effective Date of this Agreement. The Executive acknowledges and agrees that the Company’s agreement to release claims against the Executive shall not apply if the Company learns that the Executive was involved in any unlawful acts of dishonesty, including, but not limited to: (1) fraud; (2) embezzlement; (3) breach of fiduciary duty; (4) breach of duty of loyalty; (4) fraudulent inducement; and/or (5) any other unlawful activity involving dishonesty.

5.Disputes.
5.1Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement (including the arbitrability of the dispute or controversy) shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect and the Federal Arbitration Act. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
5.2Expenses. The parties agree that in any action or proceeds arising under this Agreement, attorneys’ fees and costs shall be awarded to the prevailing party.
6.No Admission. The execution of this Agreement does not and shall not constitute an admission by Released Parties of any liability to Executive. Released Parties specifically deny that any of the Released Parties have violated Executive’s rights under any federal, state, or local constitution, statute, law, or common law in connection with his employment, including his termination therefrom.

7.Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, Attention: General Counsel, Louis Adimando, at 201 King of Prussia Road, Suite 650 Wayne, PA 19087 and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day

4

after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
8.Miscellaneous.
8.1Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.2Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company or the Executive is likely to cause the other party substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company or the Executive, as applicable, shall have the right to specific performance and injunctive relief.

8.3Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

8.4Waivers. No waiver by the Company or the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.

8.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.6Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.7Entire Agreement. Except for the provisions of the Executive’s Employment Agreement which have been incorporated by reference herein, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, negotiations, discussions, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. The Executive expressly acknowledges that, in conjunction with his voluntary resignation, his Employment Agreement is hereby revoked and no longer in effect, except as otherwise incorporated by reference herein.

8.8Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

5

9.Tax Compliance. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences pursuant to Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for him or his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan or this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of the Executive’s “separation from service” within the meaning of Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of his “separation from service” or, if earlier, the Executive’s date of death. Immediately following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum. If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two calendar years, the payment will occur in the later calendar year. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

10.OWBPA Compliance. In compliance with the Older Workers Benefit Protection Act, Executive has been advised in writing to consult with an attorney regarding the legal effect of this Agreement and, in fact, has done so. Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement before signing it, and that if he chooses to sign this Agreement, he does so of his own volition, without coercion or duress. Executive further acknowledges that he may revoke this Agreement by providing written notice of revocation to counsel for Released Parties within seven (7) days after he executes it, and if he does so, this Agreement will be null and void. This Agreement will not become effective until after the expiration of the 7-day revocation period (“Effective Date”).

6

/s/ Rajinder Singh
Rajinder Singh
Date:	9/1/23

BM Technologies, Inc.

By:	/s/ Luvleen Sidhu
Title:	Chair, CEO & Founder
Date:	9/1/23

7